EXHIBIT 99.1

           PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: 	John D. Milton, Jr.
 		Chief Financial Officer        904/396-5733


PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER AND FIRST HALF OF FISCAL YEAR 2010.

Jacksonville, Florida; May 05, 2010 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $1,442,000 or $0.46 per diluted share in the second quarter of fiscal 2010, an increase of $33,000 or 2.3% compared to net income of $1,409,000 or $0.45 per diluted share in the same period last year. Net income for the first six months of fiscal 2010 was $2,778,000 or $0.88 per diluted share, a decrease of $378,000 or 12.0% compared to net income of $3,156,000 or $1.02 per diluted share for the same period last year. Transportation segment results were favorably impacted by lower vehicle accident costs mostly offset by reduced miles driven and lower equipment sale gains. Mining royalty land segment's results were lower due to reduced mining royalties and lower timber sales. Developed property rentals segment's results were lower due to lower developed property occupancy. Income from discontinued operations favorably impacted net income due losses from operations in the prior year and lower than expected retained liabilities.

Second Quarter Operating Results. For the second quarter of fiscal 2010, consolidated revenues were $27,510,000, a decrease of $267,000 or 1.0% over the same quarter last year.

The Company announced on January 6, 2010 that the transportation group had been unsuccessful in renewing certain contracts with significant customers. For the fiscal year ending September 30, 2009 the revenue from these customers was $10,012,000 or approximately 11.0% of transportation group revenue. Revenue miles in the current quarter were down 5.7% compared to the second quarter of 2009 primarily due to this loss of business. Approximately 2.9% of miles during the quarter were from transition services related to the contracts that were not renewed. Transportation segment revenues were $21,658,000 in the second quarter of 2010, an increase of $136,000 over the same quarter last year. Fuel surcharge revenue increased $1,201,000. Excluding fuel surcharges, revenue per mile increased .4% over the same quarter last year. The average price paid per gallon of diesel fuel increased by $.69 or 35.5% over the same quarter in fiscal 2009.

Mining royalty land segment revenues for the second quarter of fiscal 2010 were $1,009,000, a decrease of $467,000 or 31.6% over the same quarter last year, due to decreased demand for mined tons and a $374,000 decrease in revenues from timber sales.

Developed property rentals segment revenues for the second quarter of fiscal 2010 were $4,843,000, an increase of $64,000 or 1.3% due to $407,000 of snow removal reimbursements partly offset by reduced occupancy.

Consolidated operating profit was $3,067,000 in the second quarter of fiscal 2010, a decrease of $491,000 or 13.8% compared to $3,558,000 in the same period last year. Operating profit in the transportation segment increased $116,000 or 7.9% due to reduced vehicle accident costs mostly offset by reduced miles driven and lower equipment sale gains. Operating profit in the mining royalty land segment decreased $454,000 or 40.9% due to decreased demand for tons mined and decreased timber sales. Operating profit in the Developed property rentals segment decreased $325,000 or 21.2% due to reduced occupancy of developed properties. Consolidated operating profit includes corporate expenses not allocated to either segment in the amount of $382,000 in the second quarter of fiscal 2010, a decrease of $172,000 compared to the same period last year.

                               Continued

501 Riverside Ave., Ste 500/Jacksonville, Florida 32202/(904) 396-5733


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The after tax income from discontinued operations for the second quarter of fiscal 2010 was $94,000 versus a loss of $287,000 for the same period last year. Diluted earnings on discontinued operations for the second quarter of fiscal 2010 was $.03 compared to a diluted loss of $.10 in the second quarter of fiscal 2009.

Six Months Operating Results. For the first six months of fiscal 2010, consolidated revenues were $55,010,000, a decrease of $3,611,000 or 6.2% over the same period last year.

Transportation segment revenues were $43,739,000 in the first six months of 2010, a decrease of $2,765,000 over the same period last year. Revenue miles in the first six months of fiscal 2010 were down 7.5% compared to the first six months of 2009 due to the loss of business along with lower demand and a competitive economic climate. Approximately 6.6% of miles during the first six months of fiscal 2010 were from services related to the contracts that were not renewed. Fuel surcharge revenue decreased $154,000. Excluding fuel surcharges, revenue per mile increased 1.3% over the same period last year. The average price paid per gallon of diesel fuel increased by $.27 or 11.8% over the same period last year.

Mining royalty land segment revenues for the first six months of fiscal 2010 were $1,996,000, a decrease of $785,000 or 28.2% over the same period last year due to decreased demand for mined tons and a $535,000 decrease in revenues from timber sales.

Developed property rentals segment revenues for the first six months of fiscal 2010 were $9,275,000, a decrease of $61,000 or .7% over the same period last year due to reduced occupancy partly offset by a $656,000 increase in tenant reimbursements for snow removal.

Consolidated operating profit was $6,109,000 in the first six months of fiscal 2010, a decrease of $1,480,000 or 19.5% compared to $7,589,000 in the same period last year. Operating profit in the transportation segment decreased $359,000 or 10.4% due to reduced miles driven and higher fuel cost net of surcharges. Operating profit in the mining royalty land segment decreased $613,000 or 31.6% due to decreased demand for tons mined and lower timber sales. Operating profit in the Developed property rentals segment decreased $620,000 or 20.4% due to reduced occupancy of developed properties. Consolidated operating profit includes corporate expenses not allocated to either segment in the amount of $735,000 in the first six months of fiscal 2010, a decrease of $112,000 compared to the same period last year.

The after tax income from discontinued operations for the first six months of fiscal 2010 was $118,000 versus a loss of $483,000 for the same period last year. Diluted earnings on discontinued operations for the first six months of fiscal 2010 was $.04 compared to a diluted loss of $.16 in the first six months of fiscal 2009.

Summary and Outlook. Transportation segment results for the second quarter improved over the same quarter last year even though revenue miles were down 5.7% versus the prior year's quarter. The Company continues to succeed in replacing customers from the non-renewed contracts announced January 6, 2010 and anticipates recovering from new customers substantially all the lost revenue miles over the next few quarters, albeit at lower margins.



                              Continued



Operating profit from the leasing of developed buildings has been unfavorably impacted by three newer buildings brought into service in the past eighteen months, which are vacant, along with two nearly vacant buildings in Delaware impacted by automobile plant closings and the residential housing downturn. We are encouraged by the recent execution of a lease with a new tenant for 20,000 square feet in one of our new buildings but prospective tenants for vacant space remain fewer than in the past few years and competition for their contracts is intense. The Company is not presently engaged in the construction of any new buildings.

Conference Call. The Company will also host a conference call at 2:00 p.m. E.S.T. on Thursday, May 6, 2010. Analysts, stockholders and other interested parties may access the teleconference live by calling 1-866-710-0179 (security code 35789) within the United States. International callers may dial 1-334-323-7225 (security code 35789). Company audio is available via the Internet through the Conference America, Inc. website at http://209.208.69.70/ Conference America or via the Company's website at http://www. patriottrans.com. If using the Company's website, click on the Investor Relations tab, then select Patriot Transportation
Holding, Inc. Conference Stream, next select the appropriate link for the current conference. An audio replay will be available for sixty days following the conference call. To listen to the audio replay, dial toll free 877-919-4059, international callers dial 334-323-7226. The passcode of the audio replay is 22667634, Replay options: "1" begins playback, "4" rewind 30 seconds, "5" pause, "6" fast forward 30 seconds, "0" instructions, and "9" exits recording. There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/ office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


	        PATRIOT TRANSPORTATION HOLDING, INC.
	Summary of Consolidated Revenues and Earnings (unaudited)
                 (In thousands except per share amounts)

                                      Three Months      Six Months
                                         Ended             Ended
                                       March 31          March 31
                                       --------          --------
                                     2010    2009      2010    2009
                                     ----    ----      ----    ----

Revenues                           $27,510  27,777   $55,010   58,621
Operating profit                    $3,067   3,558    $6,109    7,589
Income before taxes                 $2,189   2,777    $4,319    5,962
Income from continuing operations    1,348   1,696    $2,660    3,639
Income (loss) from discontinued
   operations                           94    (287)     $118     (483)
Net income                          $1,442   1,409    $2,778    3,156
Earnings per common share:
  Income from continuing operations
            Basic                    $0.44    0.56     $0.87     1.20
            Diluted                  $0.43    0.55     $0.84     1.18
  Income (loss) from discontinued
     operations
            Basic                    $0.03   (0.10)    $0.04    (0.16)
            Diluted                  $0.03   (0.10)    $0.04    (0.16)
  Net income
            Basic                    $0.47    0.46     $0.91     1.04
            Diluted                  $0.46    0.45     $0.88     1.02

Weighted average common shares
 outstanding:
  Basic                              3,058   3,039     3,055    3,036
  Diluted                            3,142   3,102     3,139    3,106

                             Continued


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             PATRIOT TRANSPORTATION HOLDING, INC.
             Condensed Balance Sheets (unaudited)
                   (Amounts in thousands)

                                         March 31     September 30
                                           2010           2009
                                         --------     -------------

Cash and cash equivalents               $  12,410     $      15,803
Accounts receivable, net                    6,368             5,286
Notes receivable, current                   1,197             1,158
Assets of discontinued operations           1,281             1,519
Other current assets                        4,525             6,117
Property, plant and equipment, net        200,746           199,013
Investment in Brooksville Joint Venture     7,138             6,858
Notes receivable, non-current               5,026             5,647
Other non-current assets                   15,220            15,453
                                        ---------     -------------
       Total Assets                     $ 253,911     $     256,854
                                        =========     =============

Current liabilities                     $  15,298     $      18,707
Liabilities of discontinued operations      2,833     $       3,660
Long-term debt (excluding current
  maturities)                              69,604            71,860
Deferred income taxes                      15,686            15,679
Other non-current liabilities               4,409             4,540
Shareholders' equity                      146,081           142,408
                                        ---------     -------------

      Total Liabilities and
          Shareholders' Equity          $ 253,911     $     256,854
                                        =========     =============




           PATRIOT TRANSPORTATION HOLDING, INC.
              Business Segments (unaudited)
                 (Amounts in thousands)

The Company has identified three business segments, Transportation, Mining royalty land and Developed property rentals, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                            Three Months Ended      Six Months Ended
                                 March 31               March 31
                                 --------               --------
                              2010      2009         2009      2008
                              ----      ----         ----      ----

Transportation revenues      $21,658   21,522       $43,739   46,504
Mining royalty land revenues   1,009    1,476         1,996    2,781
Developed property rentals
  revenues                     4,843    4,779         9,275    9,336
                               -----    -----         -----    -----

Total Revenues               $27,510   27,777       $55,010   58,621
                             =======   ======       =======   ======

Transportation operating
  profit                      $1,589    1,473        $3,097    3,456
Mining royalty land operating
  profit                         655    1,109         1,324    1,937
Developed property rentals
  operating profit             1,205    1,530         2,423    3,043
Unallocated corporate expenses  -382     -554          -735     -847
                                ----     ----          ----     ----

Total Operating Profit        $3,067    3,558        $6,109    7,589
                              ======    =====        ======    =====



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